WAL-MART STORES, INC.
Bentonville, Arkansas 72716
(501) 273-4000
www.wal-mart.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 2, 2000

    Please join us for the 2000 Annual Meeting of Shareholders of Wal-Mart Stores, Inc. The meeting will be held on Friday, June 2, 2000, at 9:00 a.m. in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas. Pre-meeting activities start at 7:00 a.m.

        The purposes of the meeting are:

            (1) Election of directors;

            (2) To act on a shareholder proposal described on pages 16 to 18 of the Proxy Statement; and

            (3) Any other business that may properly come before the meeting.

    You must own shares at the close of business on April 7, 2000, to vote at the meeting. If you plan to attend, please bring the Admittance Slip on the back cover. Regardless of whether you will attend, please vote by signing, dating and returning the enclosed proxy card or by telephone or online, as described on page 1. Voting in these ways will not prevent you from voting in person at the meeting.

                                                                                 By Order of the Board of Directors

                                                                                 /s/ Robert K. Rhoads
                                                                                     Robert K. Rhoads
                                                                                     Secretary

Bentonville, Arkansas
April 14, 2000

Annual Meeting Admittance Slip on Back Cover

WAL-MART STORES, INC.
Bentonville, Arkansas 72716
(501) 273-4000
www.wal-mart.com

PROXY STATEMENT

    This Proxy Statement is being mailed beginning April 14, 2000, in connection with the solicitation of proxies by the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation, for use at the Annual Meeting of Shareholders. The meeting will be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 2, 2000, at 9:00 a.m. Pre-meeting activities start at 7:00 a.m.

TABLE OF CONTENTS
VOTING INFORMATION	1

INFORMATION ABOUT THE BOARD OF DIRECTORS	2
Nominees for Director
2
Compensation of Directors
4
Board Meetings and Committees
5
Transactions with Wal-Mart
6

EXECUTIVE COMPENSATION	6
Compensation and Nominating Committee Report
6
Summary Compensation Table
10
Option Grants
11

STOCK OWNERSHIP	13
Ownership of Major Shareholders
13
Holdings of Officers and Directors
14
Ownership Reporting Compliance
15

STOCK PERFORMANCE CHART	16

SHAREHOLDER PROPOSAL	16

INDEPENDENT AUDITORS	19

DIRECTIONS TO THE MEETING AND ADMITTANCE SLIP	Back Cover

    Your proxy is solicited by the Board of Directors. The Company pays the cost of soliciting your proxy and reimburses brokerage houses and others for forwarding proxy material to you.

VOTING INFORMATION

    Who may vote? You may vote if you owned shares at the close of business on April 7, 2000. You are entitled to one vote for each share you owned on that date on each matter presented at the meeting. As of March 31, 2000, Wal-Mart had 4,454,034,171 shares outstanding.

    What am I voting on? You are voting on:

• the election of 15 directors;
• a shareholder proposal; and
• any other matters properly introduced at the meeting.

    Who counts the votes? First Chicago Trust Company of New York, a division of EquiServe, will count the votes. Two employees of First Chicago have been appointed by the Board as independent inspectors of the election.

    Is my vote confidential? Your proxy card, ballot, and voting records will not be disclosed to Wal-Mart unless required by law, requested by you, or your vote is cast in a contested election. If you write comments on your proxy card your comments will be provided to Wal-Mart, but how you voted will remain confidential.

    What vote is required to pass an item of business? The holders of the majority of the outstanding shares of common stock must be present in person or represented by proxy to hold the meeting. The vote of the holders of a majority of stock present in person or by proxy is required to elect any director or to approve the shareholder proposal. Abstentions and broker non-votes count for quorum purposes, but will not affect voting results.

    Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all of the nominees for director and AGAINST the shareholder proposal.

    How do I vote? You can vote in person at the meeting or you can vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. If you plan to vote in person but hold shares through a broker or other nominee, you must attach to your ballot an account statement showing that you were the beneficial owner on April 7, 2000.

    There are three ways for you to vote by proxy:

• Mail the proxy voting card in the enclosed return envelope;
• Call 1-877-PRX-VOTE (877-779-8683); or
• Log on to the Internet at: http://www.eproxyvote.com/wmt and follow the instructions at that site.

To use the second two methods, you must hold the shares in your own name rather than through a broker.

    Can I revoke my proxy? Yes, you can revoke your proxy by:

• Filing written notice of revocation with Wal-Mart’s Secretary before the meeting;
• Signing a proxy bearing a later date; or
• Voting in person at the meeting.

Page 1 (Proxy)

ITEM 1: INFORMATION ABOUT THE BOARD OF DIRECTORS

    Wal-Mart’s directors are elected at each annual meeting and hold office until the next election. All nominees except for John Chambers are presently directors of Wal-Mart. Following the meeting, Wal-Mart will have 15 directors. The Board has authority under Wal-Mart’s Bylaws to fill vacancies and to increase or decrease its size between annual meetings.

    Your proxy holder will vote your shares for the Board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board unless you withhold this authority.

NOMINEES FOR DIRECTOR

    The following candidates are nominated by the Board. They have held the positions shown for at least five years unless otherwise noted. They were selected on the basis of outstanding achievement in their careers, broad experience, wisdom, integrity, understanding of the business environment, willingness to devote adequate time to Board duties, and ability to make independent, analytical inquiries. The Board is committed to diversified membership. The Board does not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees.

(Photo of John T. Chambers)
John T. Chambers, 50
President and CEO of Cisco Systems, Inc. He was previously with Wang Laboratories for eight years, most recently as Senior Vice President of U.S. Operations.

(Photo of Stephen Friedman)
Stephen Friedman, 62
Retired in 1994 as Chairman of Goldman Sachs & Co. From 1994-1999, he was a Limited Partner of Goldman Sachs & Co. and from 1994-1998 held the title of Senior Chairman of that firm. Since 1998, he has been a Senior Principal of Marsh & McLennan Capital Corp. He is also a director of Fannie Mae. Member since 1996.

(Photo of Stanley C. Gault)
Stanley C. Gault, 74
Retired Chairman of the Goodyear Tire & Rubber Company from June 1991 to June 1996 and Chief Executive Officer of the Goodyear Tire & Rubber Company from June 1991 to January 1996. Mr. Gault previously served as Chairman and Chief Executive Officer of Rubbermaid Incorporated. He is also a director of Avon Products, Inc., The Timken Company and Vencor Inc. Member since 1996.

(Photo of David D. Glass)
David D. Glass, 64
Chairman of the Executive Committee of the Board of Directors of Wal-Mart Stores, Inc. From 1988 to January 2000 Mr. Glass served as Wal-Mart’s President and Chief Executive Officer. Member since 1977.

Page 2 (Proxy)

(Photo of Roland A. Hernandez)
Roland A. Hernandez, 42
Chief Executive Officer and Chairman of Telemundo Group, Inc., a Spanish-language television station company. From March 1995 to July 1998 he served as President and Chief Executive Officer of Telemundo Group, Inc. He was previously the President of Interspan Communications, Inc. Member since 1998.

(Photo of Dr. Frederick S. Humphries)
Dr. Frederick S. Humphries, 64
President of Florida A&M University. He is also a director of Brinker International, Inc. Member since 1993.

(Photo of E. Stanley Kroenke)
E. Stanley Kroenke,* 52
Chairman of The Kroenke Group, which is engaged in real estate development, and co-owner of the St. Louis Rams National Football League franchise. Member since 1995.

(Photo of Elizabeth A. Sanders)
Elizabeth A. Sanders, 54
Management consultant with The Sanders Partnership since 1990. She was previously a Vice-President and General Manager for Nordstrom, Inc. She is also a director of Advantica Restaurant Group, Inc., Washington Mutual, Inc., Wellpoint, Inc., and Wolverine Worldwide, Inc. Member since 1992.

(Photo of H. Lee Scott, Jr.)
H. Lee Scott, Jr., 51
President and CEO of Wal-Mart Stores, Inc. since January 2000. Prior to this, Mr. Scott held various executive positions with Wal-Mart Stores, Inc. Mr. Scott is also a director of Cooper Industries, Inc. Member since 1999.

(Photo of Jack C. Shewmaker)
Jack C. Shewmaker, 62
International consultant, rancher and retired Wal-Mart executive. Member since 1977.

(Photo of Donald G. Soderquist)
Donald G. Soderquist, 66
Senior Vice Chairman of Wal-Mart. He was Vice Chairman and Chief Operating Officer of Wal-Mart from January 1988 to January 1999. Member since 1980.

(Photo of Dr. Paula Stern)
Dr. Paula Stern, 55
President of The Stern Group, Inc., an international trade advisory firm, since 1988. She previously chaired the U.S. International Trade Commission. Dr. Stern is also a director of Avon Products, Inc., Columbia Broadcasting System, Inc., Harcourt General, Inc. and Infinity Broadcasting Corp. Member since 1995.

* S. Robson Walton and John T. Walton are brothers. E. Stanley Kroenke is their first cousin by marriage.

Page 3 (Proxy)

(Photo of Jose H. Villarreal)
Jose H. Villarreal, 46
Partner in the San Antonio office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Member since 1998.

(Photo of John T. Walton)
John T. Walton,* 53
Chairman of True North Partners, L.L.C., which holds investments in technology companies. Member since 1992.

(Photo of S. Robson Walton)
S. Robson Walton,* 55
Chairman of the Board of Wal-Mart. Member since 1978.

* S. Robson Walton and John T. Walton are brothers. E. Stanley Kroenke is their first cousin by marriage.

COMPENSATION OF DIRECTORS

    During the calendar year ended December 31, 1999, outside directors were paid $50,000. At least one-half of the retainer is paid in Wal-Mart stock or stock units. Chairpersons of board committees receive an additional retainer of $3,000. Outside directors are paid $1,500 per day, not to exceed 30 days per year, for Board-related work outside of the scope of their regular director duties. Directors are not paid for meeting attendance but are reimbursed for expenses incurred in attending the meetings.

    In June 1999 outside directors also received a stock option grant of 2,174 shares each to more closely link their compensation to the interests of shareholders. The grant vests one year from the date of grant and has a term of ten years.

    During the fiscal year ended January 31, 2000, Jack Shewmaker received certain benefits available to Company executives, and a portion of his health insurance costs were paid by the Company.

Page 4 (Proxy)

BOARD MEETINGS AND COMMITTEES

    The Board held four regular meetings and three telephonic meetings during the year to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval.

    For the fiscal year ended January 31, 2000, overall attendance at all Board and committee meetings was over 75%. Each incumbent director attended at least 75% of the Board meetings and 75% of the meetings of committees on which he or she served except for Jose Villarreal, who attended 100% of all Board meetings and 66% of Compensation and Nominating Committee meetings.
Board Committees
Committee	Members	Functions	Number of Meetings
Audit	Steve Friedman Roland Hernandez* Dr. Fred Humphries Dr. Paula Stern	Reviews financial reporting, policies, procedures and internal controls of Wal-Mart Recommends appointment of outside auditors Reviews related party transactions	5
Compensation and Nominating	John Cooper, Jr. Stanley Gault* Betsy Sanders Jose Villarreal	Administers Stock Incentive Plan for executive officers Sets interest rate applicable to Deferred Compensation Plan Sets and verifies attainment of goals under Management Incentive Plan Reviews salary and benefits issues	6
Executive	David Glass* Lee Scott Don Soderquist Rob Walton	Implements policy decisions of the Board Acts on the Board’s behalf between Board meetings	0**
Stock Option	David Glass Lee Scott Don Soderquist Rob Walton*	Administers Stock Incentive Plan, except with respect to executive officers

			1
Strategic Planning and Finance	Stan Kroenke Jack Shewmaker* John Walton	Reviews important financial decisions Engages in long-range strategic planning	4

* Committee Chairperson

** The Executive Committee did not meet, but acted by unanimous written consent on 17 occasions during the fiscal year.

Page 5 (Proxy)

RELATED-PARTY TRANSACTIONS WITH WAL-MART

    During the fiscal year ended January 31, 2000, Stan Kroenke, a director, held interests in shopping center developments which leased space to Wal-Mart for 53 store and Sam’s Club locations. Total rents and maintenance fees paid by Wal-Mart under these leases for the fiscal year were $35,151,560. Mr. Kroenke’s interest in the amounts paid was $22,771,569. We believe that rents and fees paid for this leased space are competitive with amounts that would be paid to a third party to lease similar space.

    Frank Robson held various ownership interests in nine store locations leased by Wal-Mart. Mr. Robson is the brother of Helen R. Walton, a beneficial owner of more than 5% of Wal-Mart stock. The Company paid rents and maintenance fees of $2,488,915 under the leases for the fiscal year ended January 31, 2000. We believe that the rents and maintenance fees paid under the leases are competitive with amounts that would be paid to a third party to lease similar space.

    Alice Walton, a beneficial owner of more than 5% of Wal-Mart stock, has an indirect interest in U.S. Housewares Corporation. A wholly owned subsidiary of U.S. Housewares Corporation sold $7,424,292 in consumer products to the Company during the fiscal year ended January 31, 2000. We believe that these transactions were competitive with amounts that would be paid to third parties in similar transactions.

    During the past fiscal year Manhattan Products, Inc., which is owned by members of director Steve Friedman’s family, had sales to Wal-Mart of $3,754,793. We believe that these transactions were competitive with amounts that would be paid to third parties in similar transactions.

    Also during the past fiscal year, Wal-Mart purchased two connected buildings, one of which houses the Wal-Mart Visitors Center, from G&S Partnership for $500,000. David Glass is a 50% partner in G&S Partnership. Prior to the sale, the Company received two independent appraisals demonstrating the fairness of the transaction to the Company. The sale was also reviewed by the Company’s Audit Committee prior to consummation.

EXECUTIVE COMPENSATION

COMPENSATION AND NOMINATING
COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

    Compensation Philosophy: Wal-Mart’s executive compensation program is designed to: (1) provide fair compensation to executives based on their performance and contributions to Wal-Mart; (2) provide incentives to attract and retain key executives; and (3) instill a long-term commitment to Wal-Mart and develop pride and a sense of Company ownership, all in a manner consistent with shareholders’ interests.

Page 6 (Proxy)

    The Compensation and Nominating Committee set the salaries of David Glass, Chief Executive Officer until January 12, 2000; Lee Scott, Chief Executive Officer beginning January 13, 2000; and Rob Walton, the Chairman. The Committee approved the salary of Don Soderquist, a Wal-Mart executive who served on the Board of Directors during the fiscal year. As a part of its oversight of the Company’s compensation programs, the Committee also reviewed the salaries paid to certain other Wal-Mart executives.

    The executive officers’ compensation package has three main parts: (1) base salary, which is reviewed annually; (2) equity compensation consisting of stock options and, for certain executives, restricted stock; and (3) incentive payments under the Company’s Management Incentive Plan, which may be earned annually depending on the Company’s achievement of pre-established goals relating to increases in pre-tax profits. Wal-Mart has a Deferred Compensation Plan under which executives may defer compensation, with interest accruing on amounts deferred. Incentive payments on the amounts deferred are accrued annually starting 10 years after the initial deferral. Company executives also participate in the Company’s 401(k) Plan and its Profit Sharing Plan, which is a defined contribution retirement plan with its assets primarily invested in Wal-Mart stock.

    Base Salary: Base salaries of Company executives are based on Wal-Mart’s performance for the prior fiscal year and upon a subjective evaluation of each executive’s contribution to that performance. In evaluating overall Company performance, the primary focus is on Wal-Mart’s financial performance for the year as measured by net income, total sales, comparable store sales and return on shareholders’ equity. Other criteria, including equal employment performance and whether Wal-Mart conducts its operations in accordance with the business and social standards expected by its associates, shareholders and the communities in which it operates, are also considered.

    Equity Participation: Stock options are generally granted annually under Wal-Mart’s Stock Incentive Plan in order to link executives’ compensation to the long-term financial success of Wal-Mart, as measured by stock performance. Options are generally priced at 100% of the closing price of Wal-Mart stock on the day of grant. They typically vest in equal annual increments, beginning one year from the date of grant. Options granted prior to November 17, 1995, vest in nine annual installments. Those granted between November 17, 1995, and January 27, 2000, are exercisable in seven annual installments. Options granted on or after January 28, 2000, are exercisable in five annual installments.

    The total number of options awarded to each executive is generally based on an option grant dollar amount divided by the option’s exercise price. The option grant dollar amount is the product of the executive’s base salary multiplied by the appropriate stock option grant percentage. For example, if an executive makes

Page 7 (Proxy)

$100,000 per year and the percentage applied is 150%, the option grant dollar amount for the executive is $150,000. This amount is divided by the stock price on the date of grant. In this example, $150,000 divided by a stock price of $50 will result in a grant of options to purchase 3,000 shares at $50 per share.

    The Committee establishes the percentages for, and makes awards of options to, executive officers required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Section 16 persons"). These percentages are based on a subjective evaluation of the performance of each executive without regard to the number of options held by or previously granted to the executive.

    In addition to stock options, certain executives are from time to time granted restricted stock under Wal-Mart’s Stock Incentive Plan. Any award of restricted stock to Section 16 persons will be made by the Committee, which sets the vesting criteria. Awards may be made to provide incentives to enhance the job performance of certain executives or to induce them to remain with or to become associated with the Company.

    Incentive Payments: Incentive payments are made under Wal-Mart’s Management Incentive Plan upon achievement of pre-established performance criteria. For the 1999 fiscal year, the Committee set three levels of overall performance objectives for the Company: threshold, business plan and maximum.

    Corresponding incentive levels for the 2000 fiscal year were assigned to participants in the plan by the Committee as percentages of base salary. These incentive levels are tied directly to the achievement of specific levels of performance objectives. Incentive percentages ranging from a low of 15% of base salary at the threshold level to a high of 200% at the maximum level were payable under the plan to an executive group including, among others, the Chief Executive Officer, Senior Vice Chairman, Vice Chairman and Chief Operating Officer and Chief Financial Officer. For these officers, performance goals are based on overall corporate performance. For divisional executives, performance goals are based on a combination of corporate and divisional performance.

    For the fiscal year ended January 31, 2000, corporate pre-tax profits exceeded the maximum level set by the Committee. As a result, incentive payments were made under the Management Incentive Plan in March of 2000 for performance in the fiscal year ended January 31, 2000.

    Compensation of the Chief Executive Officer: During fiscal year 2000, David Glass, Wal-Mart’s Chief Executive Officer until January 12, 2000, received a base salary of $1,270,000, an increase of 4.1% from the prior fiscal year. He was also granted options to purchase 93,104 shares of Wal-Mart stock. Mr. Glass’s salary increase and option grant were based on a subjective evaluation which considered, in part, Wal-Mart’s financial

Page 8 (Proxy)

performance for the fiscal year ended January 31, 1999, (i.e., a 25.6% increase in net income; a 16.7% increase in total sales; a 9.0% increase in comparable store sales; and a 22.4% return on average shareholders’ equity). The option grant was also based on a subjective evaluation which considered, in part, the projected financial performance of the Company for the fiscal year ended January 31, 2000 (i.e., a 21.4% increase in net income after accounting changes and 25.9% before accounting changes; a 19.9% increase in total sales; a 7.7% increase in comparable store sales; and a 22.9% return on average shareholders’ equity).

    Lee Scott was appointed Chief Executive Officer of the Company, effective January 13, 2000. Mr. Scott’s base salary as Chief Executive Officer was set at $1,000,000, effective February 1, 2000. On January 28, 2000, he was granted options to purchase 219,931 shares of Wal-Mart stock. The Committee determined the amount of Mr. Scott’s base salary as well as the number of stock options after considering the following: competitive levels of compensation for CEOs managing operations of similar size, complexity and performance level; Mr. Scott’s general knowledge of the retail business and his contribution to the Company’s past business success; and the Committee’s belief that Mr. Scott has the vision and managerial capabilities to ensure the Company’s continued growth into the foreseeable future.

    Mr. Glass and Mr. Scott also received incentive payments of $2,540,000 and $1,215,385, respectively, under Wal-Mart’s Management Incentive Plan. Mr. Scott’s incentive payment was prorated to reflect his service as Chief Operating Officer until his appointment as Chief Executive Officer on January 13, 2000. These bonuses were based on Wal-Mart’s achievement of the pre-tax net profit performance goals established by the Committee and were paid in the current fiscal year but relate to performance in the fiscal year ended January 31, 2000.

    Deductibility of Compensation: Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to an executive officer is not deductible unless it is performance based. Base salary does not qualify as performance-based compensation under Section 162(m).

    Mr. Glass deferred a portion of his compensation during the fiscal year ended January 31, 2000, so that during the year he actually received less than $1 million in compensation. Because his base salary for the fiscal year ending on January 31, 2001, will exceed $1 million, Mr. Glass has volunteered to defer receipt of that portion of his base salary in excess of $1 million until after his retirement. This allows Wal-Mart to deduct the deferred portion of his base salary when it is paid after his retirement.

    This report is submitted by the Compensation and Nominating Committee:

Stanley Gault, Chairman
John Cooper, Jr.
Betsy Sanders
Jose Villarreal

Page 9 (Proxy)

Summary Compensation

    This table shows the compensation during each of the Company’s last three fiscal years paid to Wal-Mart’s Chief Executive Officers and the four other most highly compensated executive officers based on compensation earned during the fiscal year ended January 31, 2000.
		Annual compensations			Long-term compensation
Name and position	Fiscal year ended Jan. 31,	Salary ($)(2)	Incentive Payment (4)	Other Annual compensation ($)(5)	Restricted stock awards ($)	Number of Shares underlying options	All other Compensation ($)(6)
H. Lee Scott, Jr.(1) President and CEO	2000 1999 1998	800,000 668,204 489,615	1,215,385 1,126,154 453,750	0 0 0	0 2,000,000 1,500,000	219,931 100,266 100,000	90,685 53,167 27,452
David D. Glass (1) Chairman of the Executive Committee of the Board of Directors and former President and CEO	2000 1999 1998	1,406,154 (3) 1,130,746 1,163,846	2,540,000 2,440,000 1,102,000	91,419 85,071 80,678	0 3,000,000 2,000,000	93,104 180,472 174,272	475,300 419,478 221,023
Donald G. Soderquist Senior Vice Chairman	2000 1999 1998	1,046,389 946,342 906,000	1,500,000 1,440,000 755,700	0 0 0	0 2,500,000 1,750,000	0 130,136 114,680	122,663 89,190 51,352
Thomas M. Coughlin Executive Vice President and President and CEO of the Wal-Mart Stores Division	2000 1999 1998	720,000 655,841 487,923	1,008,000 1,008,000 453,750	26,755 24,469 21,623	0 2,000,000 1,500,000	109,966 86,228 68,858	110,738 92,081 57,809
John B. Menzer Executive Vice President and President and CEO of Wal-Mart International	2000 1999 1998	567,308 500,046 452,012	805,385 625,000 391,875	0 0 0	0 1,500,000 1,000,000	35,739 58,270 59,468	58,846 40,981 27,592
Thomas R. Grimm Executive Vice President and President and CEO of SAM’S Clubs	2000 1999 1998	527,308 115,385 _____	357,500 168,269 _____	0 0 _____	0 1,000,000 _____	27,721 74,482 ______	5,164 88 _____
  Lee Scott became President and CEO and David Glass became Chairman of the Executive Committee of the Board of Directors on January 13, 2000.
  This column includes compensation earned during the fiscal year, but deferred.
  This amount differs slightly from the amount shown in the Compensation and Nominating Committee Report due to certain salary adjustments made in connection with his deferred salary.

  Incentive payments in this column relate to performance under the Management Incentive Plan during the January 31, 1998, 1999 and 2000 fiscal years but were paid during the January 31, 1999, 2000 and 2001 fiscal years,   respectively.

                                                                       Page 10 (Proxy)

  These amounts are incentive payments on amounts deferred under the Officer Deferred Compensation Plan. These amounts do not include the value of perquisites and other personal benefits because they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any named officer.
  "All other compensation" for the fiscal year ended January 31, 2000, includes Company contributions to Wal-Mart’s Profit Sharing, Supplemental Executive Retirement and 401(k) plans, above-market interest credited on deferred compensation, and term life insurance premiums paid by Wal-Mart for the benefit of each officer. These amounts are shown in the following table:
Name	Profit Sharing contributions	SERP contributions	401(k) contributions	Above-market interest	Life Insurance premiums
H. Lee Scott, Jr.	$3,200	$70,657	$3,200	$13,540	$88
David D. Glass	$3,200	$147,446	$3,200	$321,366	$88
Donald G. Soderquist	$3,200	$93,056	$3,200	$23,119	$88
Thomas M. Coughlin	$3,200	$62,797	$3,200	$41,453	$88
John B. Menzer	$3,200	$41,189	$3,200	$10,809	$88
Thomas R. Grimm	$2,538	$0	$2,538	$0	$88

Option Grants in Last Fiscal Year

    This table shows all options to acquire shares of Wal-Mart stock granted to the named executive officers during the fiscal year ended January 31, 2000.
Individual Grants
Name	Number of Shares underlying options granted	Percent of total options granted to associates in fiscal year (1)	Exercise price/share (2)	Expiration date	Grant date present value (3)
H. Lee Scott, Jr.	219,931	13.7%	$54.5625	1/27/10	$4,867,073
David D. Glass	93,104	5.8%	$54.5625	1/27/10	$2,060,392
Donald G. Soderquist	0	0%	N/A	N/A	$0
Thomas M. Coughlin	109,966	6.8%	$54.5625	1/27/10	$2,433,548
John B. Menzer	35,739	2.2%	$54.5625	1/27/10	$1,676,104
Thomas R. Grimm	27,721	1.7%	$54.5625	1/27/10	$613,466

Page 11 (Proxy)

  The options granted to these executives are a higher percentage of the total options granted to associates this year than in other years because the annual grant to these executives occurred in January 2000, prior to the end of the fiscal year. Options were granted to other associates in February 2000, after the end of the fiscal year.

  The exercise price generally equals the closing price of Wal-Mart stock on the date of grant. The options are exercisable in five equal annual installments beginning one year after grant. They expire ten years after grant.

  The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options granted on January 27, 2000: a 5.78 year expected life of the options; a dividend yield of .46%; expected volatility for Wal-Mart stock of .298%; and a risk-free rate of return of 6.92%.

    Option Exercises and Fiscal Year End Option Values: This table shows all stock options exercised by the named executives during the fiscal year ended January 31, 2000, and the number and value of options they held at fiscal year end.
Name	Shares Acquired on exercise	Value realized ($)(1)	Number of Shares underlying Unexercised Options at fiscal year end Exercisable Unexercisable		Value of Unexercised In-the-Money Options at fiscal year end ($)(2) Exercisable Unexercisable
H. Lee Scott, Jr.	67,868	3,413,975	139,612	481,443	5,396,439	8,880,498
David D. Glass	152,000	5,654,871	672,848	704,578	28,310,614	21,979,359
Donald G. Soderquist	141,552	7,843,143	456,204	438,586	19,258,970	15,845,090
Thomas M. Coughlin	38,160	1,143,256	59,728	344,240	2,232,803	8,130,405
John B. Menzer	21,070	750,128	58,882	203,885	2,234,304	5,927,472
Thomas R. Grimm	0	0	10,640	91,563	192,357	1,166,311

  The value realized equals the difference between the option exercise price and the closing price of Wal-Mart stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

  The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Wal-Mart stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of Wal-Mart stock on Monday, January 31, 2000, as reported in The Wall Street Journal, was $55.

Page 12 (Proxy)

STOCK OWNERSHIP

    The following tables set forth ownership of Wal-Mart stock by major shareholders, directors and executive officers of the Company.

Ownership of Major Shareholders (1)

    There were 4,454,034,171 shares of Wal-Mart stock issued and outstanding on March 31, 2000. The following table lists the beneficial owners of 5% or more of Wal-Mart Stock as of March 31, 2000.
Name and Address of Beneficial Owner (1)	Direct or Indirect with Sole Voting and Investment Power	Indirect with Shared Voting and Investment Power	Total	Percent of Class
Alice L. Walton	7,881,750	1,695,749,864	1,703,631,614	38.25%
Helen R. Walton	3,320,548	1,695,746,480	1,699,067,028	38.15%
Jim C. Walton	13,234,342	1,695,746,480	1,708,980,822	38.37%
John T. Walton	11,798,184 (2)	1,695,974,664	1,707,772,848	38.34%
S. Robson Walton	2,355,906 (3)	1,696,084,436	1,698,440,342	38.13% (4)

  The shares listed as beneficially owned by each person include 1,695,746,480 shares held by Walton Enterprises, L.P. Helen R. Walton, S. Robson Walton, John T. Walton, Jim C. Walton and Alice L. Walton share voting and dispositive power either individually as general partners or as trustees of trusts that are general partners of Walton Enterprises, L.P. The general partners have the power to sell and vote the shares. The business address of each partner is P.O. Box 1508, Bentonville, Arkansas 72712.

  The number includes 5,638 phantom stock shares received as director compensation.

  The number includes 170,888 shares that S. Robson Walton had a right to acquire within 60 days after March 31, 2000, through the exercise of stock options. It also includes 55,285 shares held in the Company’s Profit Sharing Plan on behalf of Mr. Walton. He has sole voting power, but no investment power, with respect to these shares.

  The percent of class held was calculated based on the number of shares outstanding plus those shares S. Robson Walton had a right to acquire within 60 days of March 31, 2000.

Page 13 (Proxy)

Holdings of Officers and Directors

    This table shows the amount of Wal-Mart stock held by each director, Wal-Mart’s Chief Executive Officer, and the four other most highly compensated officers on March 31, 2000. It also shows the stock held by all of Wal-Mart’s directors and executive officers as a group on that date.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power (1)	Indirect with Shared Voting and Investment Power	Total	Percent of Class
John T. Chambers	0	0	0	*
John A. Cooper, Jr.	440,669	4,600	445,269	*
Thomas M. Coughlin	338,910	185,416	524,326	*
Stephen Friedman (2)	5,638	40,000	45,638	*
Stanley C. Gault	27,445	0	27,445	*
David D. Glass	3,127,475	0	3,127,475	*
Thomas R. Grimm	62,696	2,500	65,196	*
Roland A. Hernandez	6,181	0	6,181	*
Dr. Frederick S. Humphries	7,185	0	7,185	*
E. Stanley Kroenke	1,078,687	61,781,928	62,860,615	1.41%
John B. Menzer	225,999	0	225,999	*
Elizabeth A. Sanders	8,953	0	8,953	*
H. Lee Scott, Jr.	519,209	3,148	522,357	*
Jack Shewmaker	3,445,206	0	3,445,206	*
Donald G. Soderquist	4,213,692	168,712	4,382,404	*
Dr. Paula Stern	9,925	0	9,925	*
Jose H. Villarreal	2,154	0	2,154	*
John T. Walton (3)	11,798,184	1,695,974,664	1,707,772,848	38.34%
S. Robson Walton (3)	2,355,906	1,696,084,436	1,698,440,342	38.13% (4)
Directors and Executive Officers as a Group (20 persons)	28,127,509	1,758,498,924	1,786,626,433	40.10%

* Less than one percent

Page 14 (Proxy)

  These amounts include shares that the following persons had a right to acquire within 60 days after March 31, 2000, through the exercise of stock options and shares they hold in the Profit Sharing Plan. These share numbers are shown in the following table:

Name	Stock options exercisable within 60 days	Shares held in the Profit Sharing Plan
Thomas M. Coughlin	59,728	37,585
David D. Glass	474,544	185,675
Thomas R. Grimm	10,640	0
John B. Menzer	58,882	361
H. Lee Scott, Jr.	139,612	24,323
Donald G. Soderquist	456,204	70,720
S. Robson Walton	170,888	55,285
Directors and Officers as a Group	1,416,324	389,578

    The Holdings of Officers and Directors also include phantom stock received by Wal-Mart’s outside directors as part of their compensation, as follows: John Cooper (12,687), Steve Friedman (5,638 shares), Stanley Gault (6,509 shares), Roland Hernandez (2,181 shares), Dr. Fred Humphries (6,285 shares), Stan Kroenke (8,693 shares), Dr. Paula Stern (8,925 shares), Jose Villarreal (2,154 shares) and John Walton (5,638 shares).

  Amounts shown for Stephen Friedman include 40,000 shares held by the Stephen and Barbara Friedman Foundation.

  Amounts shown for S. Robson Walton and John T. Walton in this column include 1,695,746,480 shares held by Walton Enterprises, L.P.

  The percent of class held was calculated based on the number of shares outstanding plus those shares S. Robson Walton had a right to acquire within 60 days of March 31, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Wal-Mart’s executive officers, directors and persons who own more than 10% of the Company’s stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York Stock Exchange. A copy of each report is furnished to Wal-Mart.

    SEC regulations require Wal-Mart to identify anyone who filed a required report late during the most recent fiscal year. Based solely on review of reports furnished to the Company and written representations that no other reports were required during the fiscal year ended January 31, 2000, all Section 16(a) filing requirements were met except that options granted to outside directors in June 1999 were reported in March 2000 on the annual stock ownership filings with the SEC.

Page 15 (Proxy)

STOCK PERFORMANCE CHART

    This graph shows Wal-Mart’s cumulative total shareholder return during the last five fiscal years ended January 31, 2000. The graph also shows the cumulative total returns of the S&P 500 Index and the published retail industry index. The comparison assumes $100 was invested on January 31, 1995, in Wal-Mart stock and in each of the indices shown and assumes that all of the dividends were reinvested.

	1/95	1/96	1/97	1/98	1/99	1/00
Wal-Mart Stores, Inc.	100	90	106	178	387	495
S & P 500	100	139	175	222	295	342
S & P Retail Stores Composite	100	108	129	191	313	313

ITEM 2: SHAREHOLDER PROPOSAL REGARDING GLASS CEILING REVIEW

    The following proposal was received from the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, holder of 100 or more shares, and five other shareholders. Their names, addresses and the number of shares they hold will be provided upon request. The text of the proposal and the supporting statement follow:

    "The term "glass ceiling" was first used in a 1985 Wall Street Journal article to describe an artificial barrier to the advancement of women into corporate management positions. Senator Robert Dole introduced the Glass Ceiling Act, as part of Title II of the Civil Rights Act of 1991. President Bush signed the 1991 Civil Rights Act and established a bipartisan twenty-one member Glass Ceiling Commission. The Commission was charged with preparing recommendations on the glass ceiling issue for the President and corporate leaders.

Page 16 (Proxy)

    In 1991, Secretary of Labor Lynn Martin completed the Glass Ceiling Initiative Report. Senator Dole praised the report, stating this "confirm(s) what many of us have suspected all along – the existence of invisible, artificial barriers blocking women and minorities from advancing up the corporate ladder to management and executive level positions" and "for this Senator, the issues boils [sic] down to ensuring equal access and equality opportunity."

    Secretary of Labor and Chairperson of the Glass Ceiling Commission Robert Reich states, "The glass ceiling is not only an egregious denial of social justice that effects [sic] two-thirds of the population, but a serious economic problem that takes a huge financial toll on American business." And "…we need to attract and retain the best, most flexible workers and leaders available, for all levels of the organization."

    The slated [sic] vision of the bipartisan Glass Ceiling Commission is "a national corporate leadership fully aware that shifting demographics and economic restructuring make diversity at management and decision making levels a prerequisite for the long-term success of the United States in domestic and global market places." The report revealed that women made up 45.7 percent of the total workforce and earned over half of all Master degrees, yet 95 percent of senior-level managers remain men. Women today earn about $.72 for every dollar earned by men.

    The Glass Ceiling Commission Report confirms inclusiveness in the workplace has a positive impact on the bottom line. A 1993 study of Standard and Poor 500 companies revealed, "…firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly two and one half times better than otherwise comparable companies."

    We believe that top management positions should more closely reflect the people in the workforce and marketplace if our company is going to remain competitive in the future.

    RESOLVED that shareholders request: The Board of Directors prepare a report, at reasonable cost and excluding confidential information, available to shareholders by the Fall of 2000 on our progress in response to the Glass Ceiling Commission’s business recommendations including a review of:

  Plans of the CEO and Board to address the glass ceiling issue.

  Steps the company has taken to use the Glass Ceiling Commission Report and management’s recommendations flowing from it.

  Company-wide policies addressing leadership development, employee mentoring, workforce diversity initiatives and family friendly programs.

  An explanation of how executive compensation packages and performance evaluations include executive efforts in breaking the glass ceiling.

  The top one hundred or one percent of company wage earners broken down by gender and race."

Page 17 (Proxy)

WAL-MART’S STATEMENT IN OPPOSITION TO THE GLASS CEILING SHAREHOLDER PROPOSAL

    Wal-Mart’s Diversity Action Committee has developed the following diversity mission statement for Wal-Mart: "To create and foster an environment in which differences in people and culture are respected and reflected in every aspect of our Company." Because of Wal-Mart’s strong commitment to this mission statement, we work hard to attract and retain associates that reflect the diversity of our customers and the communities we serve. We recruit, hire, train and promote our associates based on their qualifications without regard to race, color, gender, religion, national origin, age, physical or mental impairment or veteran status. We have implemented company-wide programs stressing leadership development, employee mentoring and workforce diversity. We do all of these things both because they are the right thing to do and because they make good business sense. Placing a serious emphasis on diversity has been beneficial to Wal-Mart’s social and financial performance, and has given us a competitive edge in recruiting and hiring the most qualified candidates.

    In order to inform Wal-Mart shareholders and the general public of our diversity philosophy and programs, we have created the Diversity Brochure. This brochure is available to anyone requesting it, and it contains much of the information sought by the proposal without reference to the Glass Ceiling Report. Wal-Mart has not identified a need to use the Glass Ceiling Report to design and implement diversity policies and procedures, as such policies and procedures have been in place and in practice since long before the existence of the Glass Ceiling Report. As stated in the Diversity Brochure, as a result of existing policies and procedures, "[t]he number of women and minorities in management positions within Wal-Mart has increased steadily throughout the company." Wal-Mart does not provide the extensive compensation information requested by the Proponents, because information on Wal-Mart’s most highly compensated executives is already provided in Wal-Mart’s publicly available filings with the Securities and Exchange Commission, and our Board of Directors believes that providing such information on one hundred employees, as requested by the proposal, would violate the privacy rights of those employees.

    Wal-Mart agrees with the general principles and objectives of the proposal, but the Board of Directors believes that the report requested by the proposal is unnecessary in most respects and, in other respects, is potentially harmful to Wal-Mart and not in the best interests of the shareholders. Wal-Mart already complies with federal, state and local governmental reporting requirements regarding compliance with equal employment opportunity laws, and the preparation and distribution of an additional report will not enhance Wal-Mart’s strong and lasting commitment to equal employment opportunity. Moreover, the Board believes that requiring preparation and distribution of another report would not be a beneficial use of Wal-Mart’s resources, and would involve revealing sensitive information which is protected from public disclosure by federal and state law.

    For these reasons, the Board of Directors recommends that the shareholders vote AGAINST this proposal.

Page 18 (Proxy)

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    If you want to present a proposal for possible inclusion in the Company’s 2001 proxy statement, send the proposal to Robert K. Rhoads, Secretary of the Company, Bentonville, Arkansas 72716, by registered, certified, or express mail. Proposals must be received on or before December 16, 2000.

    The Company carefully considers all proposals and suggestions from shareholders. If a proposal is clearly in the best interests of Wal-Mart and its shareholders, the Company will implement it without including it in the proxy statement, unless a shareholder vote is required by law.

    If you want to recommend a director candidate, please write to Robert K. Rhoads, Secretary of the Company, providing the recommended candidate’s name, biographical information and qualifications. Wal-Mart’s management will forward information about the most highly qualified candidates to the Compensation and Nominating Committee for consideration.

INDEPENDENT AUDITORS

    Ernst & Young LLP has been selected as the Company’s independent auditors. Ernst & Young and its predecessor, Arthur Young & Company, have been Wal-Mart’s independent auditors since prior to the Company’s initial offering of securities to the public in 1970. Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

OTHER MATTERS

    The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

                                                                                     By Order of the Board of Directors

                                                                                    /s/ Robert K. Rhoads
                                                                                     &nbs Robert K. Rhoads
                                                                                        Secretary

Bentonville, Arkansas
April 14, 2000

Page 19 (Proxy)

(Map)

ADMITTANCE SLIP
WAL- MART STORES, INC.
Annual Meeting of Shareholders

            Place: Bud Walton Arena
                        University of Arkansas Campus (parking on North Razorback Drive)
                        Fayetteville, Arkansas

            Time: June 2, 2000, 9:00 a.m. CDST
                        (Pre-meeting activities at 7:00 a.m.)

Casual dress is recommended.

Please present this slip at the entrance. You may bring guests, but we reserve the right to limit the number of your guests. Photographs for use in Company publications will be taken at the Annual Meeting. By attending, you waive any claim to these photographs. Camcorders or video taping equipment of any kind are expressly prohibited.

Wal-Mart Stores, Inc.
Bentonville, AR 72716
501/273-4000
www.wal-mart.com

PROXY

WAL-MART STORES, INC. PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF WAL-MART STORES, INC. TO BE HELD ON JUNE 2, 2000

    I have received the Notice of Annual Meeting of Shareholders to be held on June 2, 2000, and a Proxy Statement furnished by Wal-Mart’s Board of Directors for the Meeting. I appoint S. ROBSON WALTON, H. LEE SCOTT, JR. and DAVID D. GLASS, or any of them, as Proxies and Attorneys-in-Fact, with full power of substitution, to represent me and to vote all shares of Wal-Mart common stock that I am entitled to vote at the Annual Meeting on June 2, 2000 in the manner shown on this form as to the following matters and in his discretion on any other matters that come before the meeting. If I participate in the Wal-Mart Stores, Inc. Profit Sharing Plan or if I have a portion of my interest in the 401(k) Plan invested in Wal-Mart stock, I also direct the Trustee(s) of the respective Trust(s) to vote my stock which is attributable to my interest in each of the Plan(s) at the Meeting in the manner shown on this form as to the following matters and in the discretion of the Trustee(s) on any other matters that come before the Meeting.

RESOLVED, that the following persons are nominated for election to the Board of Directors of Wal-Mart Stores, Inc., such election to be at the Annual Meeting of Shareholders on June 2, 2000:

01 John T. Chambers, 02 Stephen Friedman, 03 Stanley C. Gault, 04 David D. Glass, 05 Roland A. Hernandez, 06 Dr. Frederick S. Humphries, 07 E. Stanley Kroenke, 08 Elizabeth A. Sanders, 09 H. Lee Scott, Jr., 10 Jack C. Shewmaker, 11 Donald G. Soderquist, 12 Dr. Paula Stern, 13 Jose H. Villarreal, 14 John T. Walton, 15 S. Robson Walton.

(Change of Address/Comments)

______________________________________

______________________________________

______________________________________

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy holders cannot vote your shares unless you sign and return this card.

FOLD AND DETACH HERE

WAL-MART STORES, INC.

Annual Meeting of Shareholders

June 2, 2000
9:00 a.m. (CDST)(Pre-meeting activities at 7:00 a.m.)

Bud Walton Arena
University of Arkansas
Fayetteville, Arkansas

ELECTRONIC ACCESS TO WAL-MART’S FUTURE ANNUAL REPORTS AND PROXY MATERIALS

Help Wal-Mart reduce expenses and eliminate bulky materials from your mail. Sign-up for internet access to Wal-Mart’s proxy materials and Annual Report. If you enroll in this service, we will e-mail you the Annual Report and Proxy Statement on-line, along with instructions that will enable you to cast your vote. To sign-up, access http://www.econsent.com/wmt and follow the instructions indicated so that you will receive next year’s proxy materials and Annual Report electronically.

6973

X     Please mark your votes as in this example.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown below. If you do not specify how the proxy should be voted, it will be voted for item 1, and AGAINST item 2.

The Board of Directors recommends a vote FOR:	The Board of Directors recommends a vote AGAINST:
FOR WITHHELD 1. Election of Directors (see reverse) FOR, except vote withheld from the following nominee(s): ___________________________________________	FOR AGAINST ABSTAIN 2. A shareholder resolution regarding glass ceiling review

Change of Address/Comments
(see reverse)

Signature(s) ______________________________________  Date   _____________________

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

VARIABLE

Control Number

      WAL-MART Stores, Inc. encourages you to take advantage of two convenient ways to vote your shares. If you hold your shares in your own name rather than through a broker, you can vote your shares electronically by internet or by telephone. This eliminates the need to return the proxy card.

      To vote your shares electronically you must use the control number printed above, just below the perforation. The series of numbers that appear above must be used to access the system.

      To vote over the internet: Log on to the internet and go to the voting web site

http://www.eproxyvote.com/wmt

      To vote over the telephone: On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day 7 days a week.

      Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

      If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.